Exhibit 99.1

Investor Contact: Sharon Merrill Associates (617) 542-5300 trr@investorrelations.com	Company Contact: Carl Paschetag, CFO (978) 970-5600 cpaschetag@trcsolutions.com

TRC APPOINTS F. THOMAS CASEY TO BOARD OF DIRECTORS

Former Ernst & Young Partner Adds Expertise in Finance and Internal Control

Lowell, MA. June 15, 2007 — TRC (NYSE:TRR) announced today that F. Thomas Casey, 66, a former Ernst & Young partner has been elected to the Company’s Board of Directors.

“Tom’s broad experience, which includes 37 years with Ernst & Young advising a broad spectrum of companies, will be an invaluable resource to our Board,” said Chris Vincze, Chairman and Chief Executive Officer of TRC.  “Finance, accounting and internal control issues are of critical importance to us as we continue to advance our organization. We welcome Tom’s wisdom and guidance going forward.”

Mr. Casey served as a partner in Ernst & Young’s Pittsburgh, New York, Philadelphia and New Haven/Hartford offices, representing a variety of companies from start-ups to mature public companies.  In addition to auditing, governance and control issues, Mr. Casey also advised clients on a vast array of strategic matters, including public and private financings and mergers and acquisitions.  Following his retirement from Ernst & Young, Mr. Casey served until 2004 as chief financial officer of a late development stage medical technology company.  He also continues to serve on the boards of a privately held Pittsburgh-based manufacturer and a company which develops online investment research tools.

About TRC

TRC creates and implements sophisticated and innovative solutions to the challenges facing America’s real estate, environmental, energy, and infrastructure markets. The Company is also a leading provider of technical, financial, risk management, and construction services to commercial and government customers across the country. For more information, visit TRC’s website at www.TRCsolutions.com.

TRC
650 Suffolk Street  •  Lowell, Massachusetts 01854
Telephone 978-970-5600  •  Fax 949-453-1995